Exhibit 99.2
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze Seasons 52
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
July 12, 2012	(Analysts) Matthew Stroud	(407) 245-6458
4:30 PM ET	(Media) Rich Jeffers	(407) 245-4189
	(Media) Bob McAdam	(407) 341-6212

DARDEN RESTAURANTS AGREES TO ACQUIRE YARD HOUSE USA, INC. FOR $585 MILLION; ADDS DIFFERENTIATED HIGH-GROWTH BRAND TO DARDEN'S SPECIALTY RESTAURANT GROUP

ORLANDO, FL, July 12 - Darden Restaurants, Inc. (NYSE: DRI) today announced that it has agreed to acquire Yard House USA, Inc. for $585 million in an all-cash transaction from private equity firm TSG Consumer Partners LLC, management and investors. The total transaction price of $585 million includes approximately $30 million of cash tax benefits that are expected to be realized by Darden in fiscal 2013 and fiscal 2014. The brand will become part of Darden's Specialty Restaurant Group, which includes The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's. Including acquisition-related costs of approximately seven to ten cents per share, offset partially by Yard House's earnings from operations, the transaction is expected to be dilutive to Darden's diluted net earnings per share in fiscal 2013 by approximately three to five cents and accretive thereafter. Darden expects to complete the transaction early in its fiscal second quarter.

Yard House, which launched its first restaurant in 1996, offers contemporary American cuisine with chef-inspired recipes and ethnic flavors along with a wide range of draft beers and other beverages in a stylish and energetic setting. Created by restaurant veteran Steele Platt, along with partners Harald Herrmann and Carlito Jocson, the brand has grown to 39 restaurants across 13 states.

“Steele, Harald and Carlito have created one of the most differentiated and exciting restaurant brands in America today, with average unit volumes and returns on capital that are among the highest in the industry,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Guests in a number of different markets are responding to Yard House's unique combination of handcrafted food, premium beers and other beverages, thoughtful soundtracks and elegantly designed restaurants. This combination has established Yard House as a great place for a wide range of occasions.”

“This transaction offers a tremendous opportunity to begin the next chapter in Yard House's high growth evolution to become a national brand,” said Harald Herrmann, President and Chief Executive Officer of Yard House USA. “We're excited about the opportunity, and that we and our team members will become a part of one of the world's largest and most successful restaurant companies.”

“With this addition, Darden's Specialty Restaurant Group will have nearly $1 billion in annual sales and be even better positioned to sustain annual sales growth of 15% to 20% for years to come,” said Otis. “Now the Group will even more clearly stand with Olive Garden, Red Lobster and LongHorn Steakhouse as a major driver of our growth and value creation. The Specialty Restaurant Group is also significant because, in appealing to higher percentages of both younger and higher income guests, its brands round out Darden's overall guest base in very important ways.”

Gene Lee, President of Darden's Specialty Restaurant Group added, “We are delighted to welcome Yard House and its talented team. Adding this wonderful brand should drive margin expansion as we realize the operating leverage that comes with increased scale and capture cost synergies. Beyond that, as Yard House continues national expansion, it will benefit from the considerable expertise we have both within the Specialty Restaurant Group and throughout the rest of Darden. In addition, Yard House's talented leadership team has meaningful expertise in many areas that we will take advantage of to broaden the guest experiences we provide at our other brands. Finally, the Darden and Yard House cultures mesh well, which we believe is the most critical success factor.”
Highlights

•
Darden has agreed to acquire Yard House USA, Inc. through an all-cash merger with a total purchase price of $585 million and expects to derive approximately $30 million of future cash tax benefits as a result of the acquisition.

•	Yard House currently operates 39 locations across 13 states and has strong growth potential. Average unit volumes are approximately $8.4 million.

•
Including acquisition-related costs of approximately seven to ten cents per share, offset partially by Yard House operating earnings, the transaction is expected to be dilutive to Darden's diluted net earnings per share in fiscal 2013 by approximately three to five cents. In subsequent fiscal years, the transaction is expected to be accretive to Darden's diluted net earnings per share and accretive to the Company's sales and earnings growth rates.

•	Yard House will reside within Darden's Specialty Restaurant Group, which includes The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's.

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Yard House's talented team of leaders are expected to join Darden and continue leading the day-to-day operation of Yard House. Harald Herrmann, President and CEO of Yard House, will remain President of Yard House, and report to Gene Lee, President of Darden's Specialty Restaurant Group.

Completion of the transaction is subject to certain conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfaction of other customary closing conditions.

Goldman, Sachs & Co. is acting as exclusive financial advisor and Hunton & Williams LLP is acting as legal advisor to Darden. J.P. Morgan Securities LLC is acting as exclusive financial advisor and Sidley Austin LLP is acting as legal advisor to TSG Consumer Partners LLC and Yard House.

Fiscal 2013 Financial Outlook

Darden revised its fiscal 2013 outlook to account for the impact of the transaction on sales and earnings. The Company still expects combined full-year U.S. same-restaurant sales growth in fiscal 2013 of approximately 1% to 2% for Red Lobster, Olive Garden and LongHorn Steakhouse, and continues to expect to open approximately 100 to 110 net new restaurants in fiscal 2013, exclusive of the Yard House transaction. However, as a result of the transaction, the Company expects total sales growth of between 9% and 10% in fiscal 2013 and anticipates that diluted net earnings per share growth from continuing operations in fiscal 2013 will be in the range of 5% to 9%. As a result of the Yard House acquisition, the Company projects that share repurchase during fiscal 2013 will total approximately $50 million, which is down from the $200 million to $250 million of share repurchase previously projected.

Darden Restaurants, Inc. will hold a conference call to discuss these events on Thursday, July 12 at 5:30 p.m. ET. Participants will have the opportunity to listen to the conference call over the Internet by going to www.darden.com and clicking on Investor Relations or by going to
https://e-meetings.verizonbusiness.com/nc/join/ and entering the conference number: PA8244537 and the audience passcode: 4394084. Participants are encouraged to go to the selected website at least 15 minutes early to register, download, and install any necessary audio software. The archived webcast will also be available on Darden's website through August 12, 2012.
Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates nearly 2,000 restaurants that generate $8.0 billion in annual sales. Headquartered in Orlando, Florida and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.
TSG Consumer Partners LLC is a leading investment firm with over $2.9 billion in equity capital under management, focused exclusively on the branded consumer sector. Since its founding in 1987, TSG has been an active investor in the food, beverage, restaurant, beauty, personal care, pet care, household and apparel & accessories sectors. Representative past and present partner companies include vitaminwater, Smart Balance, PopChips, Muscle Milk, Smashbox Cosmetics, Pureology, e.l.f. cosmetics and Alexis Bittar. To learn more about TSG please visit www.tsgconsumer.com

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the successful completion of the proposed transaction in a timely manner, the ability to successfully integrate the new operations into our business following completion of the proposed transaction, food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, our ability to successfully integrate Eddie V's restaurant operations, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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